Filed Pursuant to Rule 433

Registration No. 333-230007

Dated December 1, 2020

JetBlue Announces Pricing of Common Stock Offering

December 1, 2020

NEW YORK – (BUSINESS WIRE) – JetBlue Airways Corporation (NASDAQ: JBLU) today announced that it has priced its underwritten offering of 36,500,000 shares of its common stock at a public offering price of $14.40 per share. The size of the offering was increased from the previously announced 35,000,000 shares of common stock. The net proceeds to JetBlue from the offering, after deducting underwriting discounts and other offering expenses, are expected to be approximately $506,704,000.

JetBlue has granted the underwriters a 30-day option to purchase up to 5,475,000 additional shares of common stock at the public offering price less the underwriting discount (reflecting an increase from the previously announced option of up to 5,250,000 additional shares of common stock). JetBlue intends to use the net proceeds from the offering for general corporate purposes. The offering is expected to close on December 4, subject to customary closing conditions.

Morgan Stanley, Goldman Sachs & Co. LLC, Barclays and BNP PARIBAS are acting as joint book-running managers for the offering, and Morgan Stanley, Goldman Sachs & Co. LLC and Barclays are acting as representatives of the underwriters for the offering. JetBlue has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and the prospectus in that registration statement and other documents JetBlue has filed with the SEC for more complete information about JetBlue and this offering. You may get these documents free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JetBlue or any underwriter participating in the offering will arrange to send you the preliminary prospectus supplement (or, when available, the final prospectus supplement) and the accompanying prospectus upon request to: Morgan Stanley & Co. LLC, 180 Varick Street, 2nd Floor, New York, NY 10014, Attention: Prospectus Department; Goldman Sachs & Co. LLC, 200 West Street, New York, New York 10282, Telephone: (866) 471-2526, Attention: Registration Department; Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or e-mail: Barclaysprospectus@broadridge.com or by telephone: (888) 603-5847; or BNP Paribas Securities Corp., 787 7th Ave, New York, NY 10019, Attn: Equity Syndicate, Telephone: 888-860-5378.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the shares of common stock or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration and qualification under the securities laws of such state or jurisdiction.

About JetBlue

JetBlue is New York’s Hometown Airline®, and a leading carrier in Boston, Fort Lauderdale-Hollywood, Los Angeles, Orlando and San Juan. JetBlue carries customers across the U.S., Caribbean, and Latin America.

Forward-Looking Statements

Statements in this release (or otherwise made by JetBlue or on JetBlue’s behalf) contain various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which represent our management’s beliefs and assumptions concerning future events. When used in this document and in documents incorporated herein by reference, the words “expects,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Forward-looking statements include, without limitation, statements related to the completion and timing of the offering, and the anticipated use of proceeds from the offering. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, the COVID-19 pandemic and the outbreak of any other disease or similar public health threat that affects travel demand or behavior; restrictions on our business related to the financing we accepted under the Coronavirus Aid, Relief, and Economic Security Act; our significant fixed obligations and substantial indebtedness; risk associated with execution of our strategic operating plans in the near-term and long-term; the recording of a material impairment loss of tangible or intangible assets; our extremely competitive industry; volatility in financial and credit markets which could affect our ability to obtain debt and/or lease financing or to raise funds through debt or equity issuances; volatility in fuel prices, maintenance costs and interest rates; our reliance on high daily aircraft utilization; our ability to implement our growth strategy; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on a limited number of suppliers, including for aircraft, aircraft engines and parts and vulnerability to delays by those suppliers; our dependence on the New York and Boston metropolitan markets and the effect of increased congestion in these markets; our reliance on automated systems and technology; our being subject to potential unionization, work stoppages, slowdowns or increased labor costs; our presence in some international emerging markets that may experience political or economic instability or may subject us to legal risk; reputational and business risk from information security breaches or cyber-attacks; changes in or additional domestic or foreign government regulation, including new or increased tariffs; changes in our industry due to other airlines’ financial condition; acts of war or terrorism; global economic conditions or an economic downturn leading to a continuing or accelerated decrease in demand for air travel; adverse weather conditions or natural disasters; and external geopolitical events and conditions. Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. Further information concerning these and other factors is contained in our SEC filings, including but not limited to, our 2019 Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. In light of these risks and uncertainties, the forward-looking events discussed in this release might not occur. Our forward-looking statements speak only as of the date of this release. Other than as required by law, we undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact Information

JetBlue Investor Relations
Tel: +1 718 709 2202
ir@jetblue.com

JetBlue Corporate Communications
Tel: +1 718 709 3089
corpcomm@jetblue.com

Source: JetBlue Airways Corporation

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